Exhibit 99.1

Contacts:  Doug Robinson - Investor Relations
           Bob Gordon - Public Relations
		         (516) 342-2745	(516) 342-2391
		         dougr@cai.com	bobg@cai.com

COMPUTER ASSOCIATES PROJECTS RECORD FOURTH QUARTER
         Client/Server Revenue Up 45%

ISLANDIA, N.Y., April 22, 1998 Computer Associates
International, Inc. (NYSE: CA) today announced that it expects record revenue and earnings results for its fourth fiscal quarter ended March 31, 1998. Total revenue in the quarter will approximate $1.46 billion, up from $1.21 billion recorded the prior year. Client/server revenue for the quarter increased over 45% from the fourth quarter of fiscal 1997 level. Earnings per share (diluted) are expected to be $.75, an increase of 25% from the prior year, excluding the $33.8 million non-recurring charges associated with costs incurred in the Computer Sciences
Corporation (CSC) tender.

These results are preliminary in nature, pending completion of the Companys regular year end audit. Full results are scheduled for release on May 19, 1998. In making this announcement, the Company sought to dispel erroneous reports that surfaced around the time of the proposed CSC acquisition regarding the strength of its core businesses.

For the full fiscal year ended March 31, 1998, CA expects that revenue will be over $4.7 billion, an increase of approximately 18% over the $4.0 billion reported in fiscal year 1997. Earnings per share for the year, excluding the CSC tender charges (approximately $.04 per share) are expected to be $2.10, an increase of 24% over the $1.69 posted in fiscal 1997. Last years earnings per share excludes the $598 million research and development charge associated with the acquisition of Cheyenne Software, Inc.

As is evident from these record preliminary results, CAs business is stronger than ever, said Sanjay Kumar, CAs president and chief operating officer. We were very pleased with the performance turned in by all of our units, and are pleased that we were able to post both sequential and year over year growth in international revenues, despite negative impacts from both foreign exchange and the Asian crises. Our client server business lead by Unicenter
TNG also posted another record quarter, with competitive wins being at an all time high.

Kumar added that we have also kicked off our new fiscal year to a fast start, and have launched a new professional services organization that will combine all of our worldwide services activities under one group. We plan to use this new group as the foundation to pursue aggressive internal growth of our services business. This will enable us to extend our lead in the marketplace as the premier vendor dedicated to the business of supplying mission-critical infrastructure software and services.

-- more --
All per share amounts have been adjusted for the three-for-two stock splits effective November 5, 1997 and June 19, 1996.

The Company has previously disclosed that, under its 1995
Key Employee Stock Ownership Plan (the 1995 Plan), 6.75 million restricted shares of the Companys common stock have been granted (subject to continued employment and, in part, to vesting) to three of its key executives. Additional grants of 13.5 million shares are available under the 1995 Plan and have been reserved pending the achievement of certain price targets in the fiscal year ending March 31, 2000. As further previously disclosed, if the closing price of the Companys common stock on the New York Stock Exchange exceeds $53.33 for 60 trading days within any twelve month period, all 20.25 million shares under the 1995 Plan will vest immediately and will no longer be subject to forfeiture. In such event, the Company will be required to record a one-time charge of approximately $1 billion. As of April 22, 1998, the closing price of the Companys common stock had exceeded $53.33 for 39 trading days beginning October 21, 1997.

Computer Associates International, Inc. (NYSE: CA), with headquarters in Islandia, N.Y., is the world leader in mission critical business software. The company develops, licenses and supports more than 500 integrated products that include enterprise computing and information management, application development, manufacturing and financial applications. CA has over 11,000 people in 160 offices in 43 countries and had revenue of $4.5 billion in calendar year 1997. CA can be reached by visiting http://www.cai.com on the World Wide
Web, emailing info@cai.com or calling 1-516-342-5224.

All referenced product names are trademarks of their respective companies.

Safe Harbor Statement under the Private Securities
Litigation Reform Act of 1995:
Statements in this release concerning the companys future prospects are forward-looking statements under the federal securities laws. There can be no assurances that future results will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include: the significant percentage of CAs quarterly sales recorded in the last few days of the quarter, making financial predictions especially difficult and raising a substantial risk of variance in actual results; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market; the risks associated with new product introductions as well as the uncertainty of customer acceptance of these new or enhanced products from either CA or its competition;
delays in product delivery; the ability to recruit and retain qualified personnel; negative implications from the Year 2000 or Euro implementations, technology problem, including customer indecision, purchasing delays or budget reallocations; business conditions in the client/server and mainframe markets; increased use of software patent rights to limit competition; assimilation of business or technology acquisitions, fluctuations in foreign currency exchange rates; the volatility of the international marketplace, including the recent Asia turmoil, and other risks described in filings with the Securities and Exchange
Commission.